Exhibit 99.1

                      CAPITAL ALLIANCE INCOME TRUST REPORTS
                      SECOND QUARTER 2007 FINANCIAL RESULTS


SAN FRANCISCO - (BUSINESS WIRE) - August 17, 2007 - Capital Alliance Income Trust Ltd. ("CAIT") (AMEX:CAA-News) a specialty mortgage investor organized as a real estate investment trust ("REIT"), filed its 10-QSB on August 14, 2007 reporting a net loss of $135,964 (($0.36) basic and diluted per share) for the three months ended June 30, 2007 as compared to net income of $3,460 ($.01 basic and diluted per share) for the like period in 2006. CAIT also reported a net loss of $272,960 (($0.72) basic and diluted per share) for the six months ended June 30, 2007 as compared to a net loss of $374,032 (($0.98) basic and diluted per share) for the like periods in 2006. Revenues were reported as $309,245 for the three months ending June 30, 2007 and $650,281 for the six month period ending June 30, 2007, as compared to $656,554 and $1,516,961 for like periods in 2006.

CAIT's 2007 revenues are lower than 2006 revenues due to the suspension of loan origination and mortgage banking activities. During the first quarter of 2006, CAIT announced the suspension of its mortgage banking activities and during the second quarter of 2006, ceased new loan originations on account of the disproportionate risks involved in loan originations.

In the current operating environment, management believes the discounted purchase of performing whole loans in the secondary market is more cost effective and will provide superior shareholder returns than the internal origination of mortgage investments. CAIT's loan acquisition criteria, designed to balance risk and reward, have not yet justified the opportunistic acquisition of whole loans or mortgage securities.

Since year end 2006, CAIT has reduced its mortgage portfolio balance through loan repayments and foreclosures. Loan repayments are being applied to reduce debt and increase liquidity. As of June 30, 2007 CAIT's debt to equity ratio was
0.36 to 1.00. Most mortgage investment and mortgage originators are leveraged in excess of 5.00 to 1.00. Management believes that its preemptive decision to reduce debt financing and focus on asset management, before the recent declines in home values and the crisis in residential mortgage financing, has limited 2007's losses.

The Board of Directors also announced the omission of 2007's second quarter common and preferred share dividends.

This document contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. CAIT's actual results, operations and liquidity may differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of CAIT's investments and unseen factors. As discussed in CAIT's filings with the SEC, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable investments, fluctuations in and market expectations of fluctuations in interest rates and levels of mortgage payments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, the liquidity of secondary markets and credit markets, increases in costs and other general competitive factors.


Contact: Capital Alliance Income Trust:  415-288-9595
         Gregory Bronshvag, Vice President and Corporate Secretary www.caitreit.com